                                                                      Exhibit 11

                      BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)

                                                    Three Months Ended
                                                       December 31,
                                                    ------------------
       PRIMARY EARNINGS PER SHARE                     1994      1993
       --------------------------                   --------  --------
  Net Income                                         $33,544  $25,696
  Less preferred stock dividends                        (909)    (939)
                                                     -------  -------
  Net income applicable to common stock              $32,635  $24,757
                                                     =======  =======
Shares:
  Average shares outstanding                          68,689   73,888
  Add dilutive stock equivalents from stock plans      1,722      917
                                                     -------  -------

  Weighted average number of common and common
   equivalent shares outstanding during the year      70,411   74,805
                                                     =======  =======

Earnings per share                                      $.46     $.33
                                                     =======  =======


     FULLY DILUTED EARNINGS PER SHARE
     --------------------------------

 Net income applicable to common stock               $32,635  $24,757
 Add preferred stock dividends
    using the "if converted" method                      909      939
 Less additional ESOP contribution, using
    the "if converted" method                           (359)    (390)
                                                     -------  -------
 Net income for fully diluted earnings per share     $33,185  $25,306
                                                     =======  =======

Shares:
 Average shares outstanding                           68,689   73,888
 Add:
   Dilutive stock equivalents from stock plans         1,763      917
   Shares issuable upon conversion
     of preferred stock                                1,517    1,568
                                                     -------  -------
 Weighted average number of common shares used
  in calculating fully diluted earnings per share     71,969   76,373
                                                     =======  =======

Fully diluted earnings per share                        $.46     $.33
                                                     =======  =======